AMENDED AND RESTATED

PEACHTREE ALTERNATIVE STRATEGIES FUND

EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT is made and entered into effective as of June 29, 2023, by and between Peachtree Alternative Strategies Fund (the “Fund”) and HB Wealth Management, LLC (the “Adviser”), a Georgia limited liability company.

WHEREAS, the Fund is a Delaware statutory trust organized under an Agreement and Declaration of Trust dated as of August 10, 2016 (the “Trust Instrument”), and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company; and

WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated November 19, 2021 (“Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Fund; and

WHEREAS, the Fund and the Adviser have entered into an Expense Limitation Agreement dated June 28, 2022, pursuant to which the Adviser agreed to limit the expenses of the Fund; and

WHEREAS, the Fund’s Board of Trustees (the “Board”) and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to continue to limit the expenses of the Fund and, therefore, have entered into this Agreement in order to maintain the Fund’s expense ratio within the Operating Expense Limit, as defined below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.              EXPENSE LIMITATION.

a.	Applicable Expense Limit. To the extent that the aggregate expenses of every character, including but not limited to investment advisory fees of the Adviser and any subadviser, incurred by the Fund in any fiscal year, (but excluding (i) interest, (ii) taxes, (iii) portfolio transaction expenses, (iv) acquired fund fees and expenses and (v) other extraordinary expenses not incurred in the ordinary course of the Fund’s business (“Fund Operating Expenses”) exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser. In determining the Fund Operating Expenses, expenses that the Fund would have incurred but did not actually pay because of expense offset or brokerage/service arrangements shall be added to the aggregate expenses so as not to benefit the Adviser. Additionally, fees reimbursed to the Fund relating to brokerage/services arrangements shall not be taken into account in determining the Fund Operating Expenses so as to benefit the Adviser.

b.	Operating Expense Limit. The Fund’s maximum operating expense limit (each an “Operating Expense Limit”) in a year shall be that percentage of the average daily net assets of the Fund as set forth on Appendix A attached hereto and incorporated by this reference.

c.	Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized as of the last Fund business day of the month. If the Fund’s annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of the Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Fund’s Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser shall also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

d.	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.       REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

a.	Reimbursement. If in any fiscal year in which the Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses of the Fund for the fiscal year are less than the Operating Expense Limit for that year, the Adviser may be entitled to reimbursement by such Fund, in whole or in part as provided below, of the fees or expenses waived or reduced by the Adviser and other payments remitted by the Adviser to the Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund pursuant to Section 1 hereof, in the past three years, less any reimbursement previously paid by the Fund to the Adviser pursuant to this Section 2, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

b.	Method of Computation. To determine the Fund’s accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Fund for any month are less than the Operating Expense Limit of the Fund, the Fund shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of the Fund to an amount no greater than the Operating Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of the Fund are below the Operating Expense Limit, a liability will be accrued monthly for these amounts.

c.	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

d.	Limitation of Liability. The Adviser shall look only to the assets of the Fund for which it waived or reduced fees or remitted payments for reimbursement under this Agreement for payment of any claim hereunder, and neither the Fund, nor any of the Fund’s directors, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

2.              TERM, MODIFICATION AND TERMINATION OF AGREEMENT.

This Agreement with respect to the Fund shall continue in effect until the expiration date set forth on Schedule A (the “Expiration Date”). The Board may terminate this agreement at any time. This Agreement shall terminate automatically upon the termination of the Advisory Agreement.

3.              MISCELLANEOUS.

a.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

b.	Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Trust Instrument or the Fund’s By-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

c.	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

Signature Page to Follow

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

PEACHTREE ALTERNATIVE STRATEGIES FUND

/s/ Ford Donohue

Name: Ford Donohue

Title: President

HB WEALTH MANAGEMENT, LLC

/s/ Stephanie Lang

Name: Stephanie Lang

Title: Chief Investment Officer

Amended and Restated

Expense Limitation Agreement

between

Peachtree Alternative Strategies Fund

and

HB Wealth Management, LLC

Appendix A

Dated as of June 29, 2023

Fund	Operating Expense Limit	Effective Date	Expiration Date
Peachtree Alternative Strategies Fund – Institutional Shares	1.25%	*	August 31, 2024

* The Effective Date of the Operating Expense Limit shall be the date on which the 2023 Registration Statement containing the Prospectus and Statement of Additional Information for the applicable Fund class becomes effective with the Securities and Exchange Commission.